Exhibit 10.1

PC CONNECTION, INC.

DISCRETIONARY BONUS PLAN

I.	PURPOSES OF THE PLAN

PC Connection, Inc. (the “Company”) hereby establishes this Discretionary Bonus Plan (“Plan”) as an incentive program pursuant to which discretionary or other retention-based bonuses may be awarded for one or more fiscal years.

II.	ADMINISTRATION OF THE PLAN

2.01 The Plan is hereby adopted by the Company’s Board of Directors (the “Board”), effective December 30, 2005.

2.02 The Compensation Committee (the “Committee”) shall periodically review and make recommendations to the Board of Directors with respect to incentive compensation.

III.	DISCRETIONARY BONUS POOL

The Committee shall recommend to the Board of Directors a bonus pool for any given fiscal year.

IV.	DETERMINATION OF PARTICIPANTS

Those individuals in the employ of the Company or any subsidiary at the level of director and above shall be eligible to be selected to receive a distribution from one or more of the bonus pools established over the term of the Plan. The Company’s Chief Executive Officer shall provide the Committee with recommendations each fiscal year as to the employees who should receive bonus awards under the Plan for that fiscal year and the amount to be allocated to each designated employee. The Committee shall have authority to accept, modify or reject such recommendations. The Committee may also recommend a bonus distribution under the Plan to the Company’s Chief Executive Officer. The Committee shall have the ultimate discretion and authority to recommend all participants and bonus amounts to the Board of Directors.

V.	PAYMENT OF BONUS AWARDS

5.01 Bonus awards shall be paid only to individuals who continue in the Company’s employ through the bonus payment date, unless otherwise approved by the Committee or the Chief Executive Officer. Any payment to which an employee becomes entitled under the Plan shall be subject to the Company’s collection of all applicable federal and state income and employment withholding taxes.

5.02 Payments under the Plan will be included in the definition of pay for purposes of the Company’s Employee Stock Purchase Plan. Payments under the Plan will not be taken into account in determining any other benefits of the Company, such as group insurance, etc.

VI.	GENERAL PROVISIONS

6.01 The Plan is effective as of December 30, 2005, and the initial bonus pool under the Plan will be established for the Company’s 2005 fiscal year. The Board may at any time amend, suspend or terminate the Plan, provided such action is effected by written resolution. Neither the implementation of the Plan nor any amendment to the Plan shall require stockholder approval.

6.02 No bonuses awarded under the Plan shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company. Plan participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.

6.03 No Plan participant shall have the right to alienate, pledge or encumber his/her interest in any bonus award to which he/she may become entitled under the Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employee’s creditors or to attachment, execution or other process of law.

6.04 Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan shall be construed so as to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each employee of the Company or any subsidiary will be employed “at-will,” which means that either such employee or the Company (or subsidiary) may terminate the employment relationship of that individual at any time for any reason, with or without cause.